Exhibit 3.86

CLIFFORD W. PERHAM, INC.

BY-LAWS

ARTICLE I

Name and Location

Section 1.	The name of the Corporation shall be “Clifford W. Perham, Inc.”

Section 2.	Its principal office shall be located at 120 Exchange Street, Portland, Maine.

Section 3.	Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

ARTICLE II

Capital Stock

Section 1.	The amount of capital stock shall be Five Hundred (500) shares of common stock with a par value of One Hundred Dollars ($100.00) per share.

Section 2.	All certificates of stock shall be signed by the President and shall be sealed with the Corporate Seal.

Section 3.	Treasury stock shall be held by the Corporation, subject to the disposal of the Board of Directors, and shall neither vote nor participate in dividends.

Section 4.	Transfers of stock shall be made only on the books of the Corporation, and the old certificate, properly endorsed, shall be surrendered and canceled before a new certificate is issued.

Section 5.	In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof, except upon satisfactory proof to the Board of Directors of such loss or destruction; and upon the giving of satisfactory security, by bond or otherwise, against loss to the corporation. Any new certificate shall be plainly marked “Duplicate” upon its face.

ARTICLE III

Stockholders’ Meetings

Section 1.	The annual meeting of the Stockholders shall be held at 10:00 o’clock in the forenoon on the 1st Tuesday of February in each year at the principal place of the Corporation. At such meeting the Stockholders shall elect a Clerk and a Board of Directors to serve for the ensuing year, or until their successors are duly elected and qualified.

Section 2.	A special meeting of the Stockholders, to be held at the same place as the annual meeting, may be called at any time by the President or a majority of the Stockholders or Directors.

Section 3.	Notice of the time and place of all annual and special meetings shall be mailed by the Clerk to each Stockholder at least five (5) days before the date thereof.

Section 4.	The President, or in his absence, the Treasurer or Clerk shall preside at all such meetings.

Section 5.	At every such meeting each Stockholder shall be entitled to cast one vote for each share of voting stock held in his name; which vote may be cast by him either in person or by proxy. All proxies shall be in writing, and shall be filed with the Clerk and by him entered on record in the minutes of the meeting. No proxy shall be valid if issued more than six (6) months before the meeting named therein or after a final adjournment thereof.

Section 6.	A quorum for the transaction of business at any such meeting shall consist of a number of members representing a majority of the shares of stock issued and outstanding; but the Stockholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time.

Section 7.	When all of the Stockholders are present in person, by proxy, at any meeting and sign a written consent thereto, upon the record thereof, any corporate action taken at such meeting shall be legal and valid.

ARTICLE IV

Directors

Section 1.

The business and property of the Corporation shall be managed by a Board of not less than three (3) nor more than seven (7) Directors, who shall be elected by the Stockholders. Directors need not be stockholders; and Directors shall receive no compensation for services as Directors.

Section 2.	The regular meeting of the Directors shall be held in the principal office of the Corporation immediately after the adjournment of each annual Stockholders’ Meeting.

Section 3.	Special meetings of the Board of Directors shall be held in the principal office of the Corporation; may be called by the President or Treasurer, or by any two members of the Board. By unanimous consent of the Directors, Special Meetings of the Board may be held without notice at any time or place.

Section 4.	Notice of all special meetings, except those specified in the second sentence of Section 3 of this Article shall be mailed to each Director, by the Clerk, at least five (5) days previous to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

Section 5.	A quorum for the transaction of business at any regular or special meeting of the Directors shall consist of three members of the Board.

Section 6.	The Directors shall elect all the officers of the Corporation, except the Clerk, and fix their salaries; such election to be held at the Directors, meeting following each annual Stockholders’ Meeting. An officer may be removed at any time by a three-fourths vote of the full Board of Directors.

Section 7.	Vacancies in the Board of Directors may be filled for the unexpired terms by the remaining Directors at any regular or special meeting of the Directors. Notice of the pendency of such action shall be given in the Call of the said meeting.

Section 8.	At each annual Stockholders’ meeting the Directors shall submit a statement of the business done during the preceding year, together with a report of the general financial condition of the Corporation and of the condition of its tangible property.

Article IV - Directors

Section 9.	When all of the Directors are present in person at any meeting and sign a written consent thereto upon the record thereof, any corporate action taken at such meeting shall be legal and valid. If all the Directors in writing waiver notice of any special meeting, no notice of such meeting may be required.

ARTICLE V

Officers

Section 1.	The officers of the Corporation shall be a President, Treasurer, and Clerk, who shall be elected for a term of one (1) year, and shall hold office until their successors are duly elected and qualified. No one shall be eligible to the Office of President or Treasurer who is not a Director of this Corporation, and any such officer who ceases to be a Director of this Corporation shall cease to hold office as President or Treasurer.

Section 2.	If the office of any Director or of the President or Treasurer, one or more, become vacant by reason of death, resignation, disqualification or otherwise, the remaining Directors, although less than a quorum, by a unanimous vote may elect a successor, or successors, who shall hold office for the unexpired term. The Directors may, by unanimous vote, delegate to the Stockholders authority to fill vacancies in any of the offices aforesaid, except that of President.

Section 3.	In the case of absence of any officer of the Corporation, or for any other reason that may seem sufficient to the Board, the Board of Directors may delegate his powers and duties to any other officer or to any Director for the time being. This By-Law does not apply to the Clerk.

Section 4.	Any Director or other elected officer may resign his office at any time, such resignation to be made in writing, and to take effect from the time of its receipt by the Corporation, unless some time be fixed in the resignation, and then from that date. The acceptance of a resignation shall not be required to make it valid.

Section 5.	The President shall preside at all Directors’ and Stockholders’ Meetings and, with the Treasurer, shall have general control and management of the affairs of the Corporation, subject to the superior authority of the Board of Directors. He shall also perform all such other duties as are incident to his office. In case of the absence or disability of the President, his duties of management shall be performed by the Treasurer. He shall have authority severally with the Treasurer to sign checks.

Section 6.	The Treasurer shall perform the duties of the President in the absence of the President, or in the event of his inability or refusal to act, and when so acting, the Treasurer shall have all powers and be subject to all the restrictions upon the President. The Treasurer shall perform such duties as from time to time may be assigned to him by the Board of Directors. The Treasurer shall have custody of all money and securities of the Corporation and shall give bond, in such sum and with such securities as the Directors may require, conditioned upon the faithful performance of the duties of his office. He shall keep his vouchers, receipts, records and other papers, available to the Directors for their examination and approval as often as they may require; and shall perform all such duties as are incidental to his office.

Article V - Officers

Section 7.	The Clerk, who shall at all times be a resident of Maine, shall be elected by the Stockholders at the Annual Meeting. He shall keep at some fixed place within the State of Maine, a Clerk’s office, where shall be kept the records of all meetings of the Stockholders.

The Clerk shall attend all meetings of the Stockholders and act as Clerk thereof and shall record all votes and the minutes of all proceedings in a book kept for that purpose. He shall be sworn to the faithful discharge of his duties and receive a reasonable compensation for his services.

In the absence of the Clerk, a Clerk pro tem may be chosen, who shall be a resident of Maine and be duly sworn.

ARTICLE VI

Dividends and Finance

Section 1.	Dividends, to be paid out of the surplus earnings of the Corporation, may be declared from time to time by resolution of the Board of Directors; but no dividend shall be paid that will impair the capital of the Corporation.

Section 2.	The funds of the Corporation shall be deposited in such Bank or Trust Company as the Directors may designate and shall be withdrawn only upon order of the Clerk of order of the President or Treasurer, or designated Director(s).

ARTICLE VII

Corporate Seal

Section 1.	The Seal of the Corporation shall be a circular disc, commonly known as a press seal, upon which shall be inscribed the following words and figures:

“Clifford W. Perham, Inc. - Maine - 1972”

ARTICLE VIII

Power to Acquire and Hold Own Stock

Section 1.	The Company may use and apply its surplus or accumulated profits authorized by law to be served to the purchase or acquisition of property and to purchase or acquisition of its own capital stock from time to time, and to such extent and in such manner and upon such terms as its Board of Directors shall determine; and neither such property nor the capital stock so purchased and acquired, nor any of its capital stock taken in payment or satisfaction of any debt due to the Company shall be regarded as profits for the purpose of declaration of payments of dividends, unless otherwise determined by a majority of the Board of Directors, or by a majority of the Stockholders.